SHAREHOLDERS AGREEMENT


     THIS AGREEMENT is made and entered into as of this 12th day of June, 1998, by and between MARSHALL T. LEEDS ("Leeds") and THE
WILL K. WEINSTEIN REVOCABLE TRUST UNDER TRUST AGREEMENT DATED
FEBRUARY 27, 1990 ("Weinstein") (collectively the
"Shareholders").

                            RECITALS:

     WHEREAS, the Leeds owns, beneficially and of record, as of the date of this Agreement, 618,906 shares (11.8 percent) of the issued and outstanding $.001 par value common stock ("Common Stock") of JWGenesis Financial Corp. ("JWGenesis") and Weinstein owns, beneficially and of record, as of the date of this Agreement, 407,550 shares (7.8 percent) of the issued and outstanding Common Stock of JWGenesis (such shares, together with any other shares hereafter acquired by the Shareholders, are collectively referred to as the "Shares");

     WHEREAS, in accordance with Section 8.7 of that certain Amended and Restated Agreement and Plan of Combination dated March 9, 1998 by and among JW Charles Financial Services, Inc., JWGenesis, Genesis Merchant Group Securities LLC ("Genesis") and the Genesis members named therein (the "Plan of Combination"), the execution of this Agreement, pursuant to which the parties hereto agree to vote for the election as directors of JWGenesis a specified number of nominees designated by Leeds, on the one hand, and by Weinstein, on the other hand, is a condition to the closing of the Plan of Combination; and

     WHEREAS, the Shareholders believe that it is desirable and in their mutual interests to satisfy such condition and to execute this Agreement to set forth their agreements with respect to the election of directors of JWGenesis.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                               1.
                         Voting Agreement
                         ----------------

     Each Shareholder shall vote, or cause to be voted, the Shares owned or controlled by him or it in favor of three (3) nominees for director designated by Weinstein, on the one hand, and the remaining nominees for director (the greater of five (5) or a majority of the total number of directors) designated by Leeds, on the other hand, and shall cause to be taken all such

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other actions within such Shareholder's power and authority as may be required: (a) to cause to be elected or appointed to the Board of Directors of JWGenesis the above number of nominees designated by the other Shareholder; (b) to forthwith remove any director so designated by the other Shareholder when such removal is requested, for any reason, with or without cause, by such Shareholder, and in the case of the death, resignation, or removal of a director who was so designated, to elect a replacement for such director as designated by the Shareholder who designated such director; and (c) to use such Shareholder's best efforts to prevent any action from being taken by the Board of Directors of JWGenesis during the pendency of any vacancy due to such death, resignation, or removal of a director who was designated by the other Shareholder unless the Shareholder who designated such director shall have failed for a period of ten
(10) days after receipt from JWGenesis of written notice of such vacancy to designate a replacement; and (d) to cause the Board of Directors of JWGenesis to be comprised of no less than eight
(8) directors.

                               2.
                        Power of Attorney
                        -----------------

     If any Shareholder fails to execute any document or to do anything that he or it is obligated to do under this Agreement, such Shareholder hereby constitutes and appoints the other Shareholder as his or its agent and attorney-in-fact for the purpose of executing and delivering: (a) any and all documents necessary or convenient to vote his or its Shares pursuant to the provisions of Article 1 of this Agreement, and (b) any and all other documents, instruments, agreements, and writings necessary or convenient to effectuate the terms of this Agreement. The powers of attorney granted herein, being coupled with an interest, are irrevocable and shall not be revoked by the death, dissolution, insolvency, or incapacity of any party or for any other reason. Each Shareholder hereby releases the other Shareholder who takes any action on his or its behalf as authorized in this Agreement from any and all claims or liabilities for or resulting from action so authorized.

                                3.
                      Binding on Transferees
                      ----------------------

     3. Anything in this Agreement to the contrary notwithstanding, no sale, gift, assignment, encumbrance, or other transfer or disposition (by operation of law or otherwise) of any of the Shares shall have any force, validity, or effect, or vest in the transferee any rights with respect thereto, unless and until such transferee shall have agreed in writing to be bound by the provisions of this Agreement with the same force and effect as if such transferee had initially been a party to this Agreement; provided, however, that this Agreement will not apply to purchasers in bona fide pubic trading market transactions.

     3. Except as otherwise expressly provided herein, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors, and assigns, including, without limitation, all subsequent holders of the Shares.

     3. Each individual Shareholder hereby agrees to provide in his will that the Shareholder or his personal representative shall be bound to observe the terms and conditions of this Agreement.

                                4.
                              Legend

     Each certificate representing the Shares or any other voting stock of JWGenesis now owned or hereafter acquired by any Shareholder or any transferee, successor, or assign of any Shareholder, shall bear the following legend:

          "The voting of the shares represented by this certificate are restricted by and entitled to the benefits of a Shareholders Agreement among certain of the Corporation's shareholders, a copy of which may be inspected at the principal office of the Corporation."


                                5.
                           Termination
                           -----------

     This Agreement shall terminate (a) upon the written agreement of all parties hereto; (b) upon the dissolution or liquidation of JWGenesis, the voluntary filing of a petition in bankruptcy by JWGenesis, or the inability of JWGenesis to pay its debts as they become due; (c) on December 31, 2001, or (d) at the election of Leeds or Weinstein on any date on which either Shareholder beneficially owns less than 60% of the number of Shares owned by such Shareholder on the date of this Agreement (adjusted for stock splits and stock dividends).


                                6.

                          Miscellaneous
                          -------------

     6. NOTICES. All offers or notices required or permitted hereunder shall be in writing, and shall be deemed to be delivered and received (a) if personally delivered or, if delivered by telegram, facsimile, or courier service, when actually received by the party to whom notice is sent (or upon confirmation of receipt received by the sender), or (b) if delivered by mail (whether actually received or not), at the close of business on the third business day next following the day when placed in the mail, postage prepaid, certified or registered, addressed to the appropriate party or parties, at the address of such party set forth below (or at such other address as such party may designate by written notice to all other parties in accordance herewith):

          (a)  If to JWGenesis:

                    980 North Federal Highway
                    Suite 210
                    Boca Raton, Florida  33432
                    Attention: Marshall T. Leeds, President

               With a copy to:

                    Kilpatrick Stockton LLP
                    1100 Peachtree Street
                    Atlanta, Georgia, 30309
                    Attention:  W. Randy Eaddy, Esq.

          (b)  If to Weinstein:

                    909 Montgomery, Suite 600
                    San Francisco, California  94133
                    Attention:  Will K. Weinstein, President

               With a copy to:

                    Feldman, Waldman & Kline
                    3 Embarcadero Center
                    28th Floor
                    San Francisco, California  94111-4066
                    Attention: Vern Bothwell, Esq.


     6.2 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida without regard to its rules of conflicts of laws.

     6.3 PARTIAL INVALIDITY. All rights and restrictions contained herein may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid, or unenforceable. If any term of this Agreement shall be held to be illegal, invalid, or unenforceable, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof and all such remaining terms shall remain in full force and effect. To the extent legally permissible, any illegal, invalid, or unenforceable provision of this Agreement shall be replaced by a valid provision that will implement the commercial purpose of the illegal, invalid, or unenforceable provision.

     6.4 WAIVER. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power, or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power, or remedy. No express waiver or assent by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or an assent to any succeeding breach of or default in the same or any other term or condition hereof.

     6.5 FURTHER DOCUMENTS AND ACTIONS. The parties shall take such further actions and execute and deliver such further documents as may be necessary or convenient from time to time to more effectively carry out the intent and purposes of this Agreement and to establish and protect the rights and remedies created or intended to be created hereunder.

     6.6 HEADINGS; DEFINED TERMS. The headings as to the contents of particular sections of this Agreement are inserted only for convenience and shall not be construed as a part of this Agreement nor as a limitation on the scope of any of the terms or provisions of this Agreement. All capitalized terms not otherwise defined herein shall have the meanings set forth in Plan of Combination.

     6.7 GENDER. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

     6.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

     6.9 ENTIRE AGREEMENT. This Agreement supersedes all prior discussions and agreements between the parties with respect to the subject matter hereof, and this Agreement contains the sole and entire agreement between the parties with respect to the matters covered hereby. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of the parties hereto.

     6.10 ADDITIONAL SHAREHOLDERS. Additional shareholders may become a party to this Agreement and shall be bound by its terms by signing their name below or by signing a counterpart hereof.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed under seal as of the day and year first above written.



                                   /s/ Marshall T. Leeds     [SEAL]
                                   MARSHALL T. LEEDS



                                   THE WILL K. WEINSTEIN
                                   REVOCABLE TRUST UNDER TRUST
                                   AGREEMENT DATED FEBRUARY 27,
                                   1990



                                   By: /s/ Will K. Weinstein
                                         Will K. Weinstein,
                                         Trustee